EXHIBIT 5.1
OPINION OF NETGEAR, INC. VICE PRESIDENT, LEGAL AND CORPORATE DEVELOPMENT
August 25, 2006
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
          I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 25, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 300,000 shares of NETGEAR’s Common Stock, par value $0.001 per share, under an individual non-statutory stock option agreement in the form specified in the Registration Statement. I have examined the proceedings taken and am familiar with the proceedings proposed to be taken in connection with the sale and issuance of such Common Stock pursuant to such stock option agreement.
          It is my opinion that, when issued and sold in the manner in compliance with the prospectus delivery requirements and pursuant to such stock option agreement, the shares of Common Stock issued and sold will be legally and validly issued, fully paid and non-assessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Albert Y. Liu
Albert Y. Liu, Esq.
Vice President, Legal and Corporate Development
NETGEAR, Inc.